BCA - Restated Articles of Incorporation - LI-CYCLE HOLDINGS CORP. - OCN:5051214 - July 18, 2024

Ontario

Ministry of Public and
Business Service Delivery

Restated Articles of Incorporation

Business Corporations Act

1. Corporation Name
LI-CYCLE HOLDINGS CORP.

2. Registered Office Address
207 Queens Quay W, 590, Toronto, Ontario, M5J1A7, Canada

3. Number of Directors

Minimum/Maximum	Min 1 / Max 10

4. The director(s) is/are:

Full Name	SUSAN WOLFF ALBAN
Resident Canadian	No
Address for Service	207 Queens Quay W, 590, Toronto, Ontario, M5J1A7, Canada
Full Name	JACQUELINE A. DEDO
Resident Canadian	No
Address for Service	207 Queens Quay West, 590, Toronto, Ontario, M5J 1A7, Canada
Full Name	AJAY KOCHHAR
Resident Canadian	Yes
Address for Service	207 Queens Quay West, 590, Toronto, Ontario, M5J 1A7, Canada
Full Name	DIANE M. PEARSE
Resident Canadian	No
Address for Service	207 Queens Quay W, 590, Toronto, Ontario, M5J1A7, Canada

The endorsed Restated Articles of Incorporation are not complete without the Certificate of Restated Articles of Incorporation.

Certified a true copy of the record of the Ministry of Public and Business Service Delivery.

V. Quintanilla W.

Director/Registrar, Ministry of Public and Business Service Delivery

Page 1 of 4

Full Name SCOTT PROCHAZKA Resident Canadian No Address for Service 207 Queens Quay West, 590, Toronto, Ontario, M5J 1A7, Canada Full Name KUNAL SINHA Resident Canadian No Address for Service 330 Madison Avenue 7th Floor, New York, New York, 10017, United States Full Name ANTHONY TSE Resident Canadian No Address for Service 207 Queens Quay West, 590, Toronto, Ontario, M5J 1A7, Canada Full Name MARK WELLINGS Resident Canadian Yes Address for Service 207 Queens Quay West, 590, Toronto, Ontario, M5J 1A7, Canada 5. Restrictions, if any, on business the corporation may carry on or on powers the corporation may exercise. If none, enter "None": None. 6. The classes and any maximum number of shares that the corporation is authorized to issue: The Corporation is authorized to issue an unlimited number of common shares ("Common shares") and an unlimited number of preferred shares, issuable in series ("Preferred Shares").  The Preferred Shares may be issued from time to time in one or more series. Subject to limitations prescribed by law (including the Business Corporations Act (Ontario)) and the provisions of this Article (including any Preferred Shares Designation), the Board is hereby authorized to provide by resolution and by causing the filing of a Preferred Shares Designation for the issuance of the Preferred Shares in one or more series, and to establish from time to time the number of Preferred Shares to be included in each such series, and to fix the designations, powers, preferences, and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.  No rights, privileges, restrictions or conditions attaching to any series of Preferred Shares shall confer upon the shares of such series a priority in respect of dividends or distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation over the shares of any other series of Preferred Shares. The Preferred Shares of each series shall, with respect to the right of payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, rank on parity with the shares of every other series of Preferred Shares. BCA - Restated Articles of Incorporation - LI-CYCLE HOLDINGS CORP. - OCN:5051214 - July 18, 2024 The endorsed Restated Articles of Incorporation are not complete without the Certificate of Restated Articles of Incorporation. Certified a true copy of the record of the Ministry of Public and Business Service Delivery. Director/Registrar, Ministry of Public and Business Service Delivery Page 2 of 4

7. Rights, privileges, restrictions and conditions (if any) attaching to each class of shares and directors' authority with respect to any class of shares which may be issued in series. If there is only one class of shares, enter "Not Applicable": The rights, privileges, restrictions and conditions attaching to the Common Shares are as follows:   Common Shares   Voting Rights.   Each holder of Common Shares, as such, shall be entitled to receive notice of, and to attend and vote (in person or by proxy) at all meetings of the shareholders of the Corporation, except where holders of another class or series are entitled to vote separately as a class or series as provided in the Act, applicable securities laws or the rules of any applicable stock exchange. At each such meeting, the holders of Common Shares shall be entitled to one vote for each Common Share held by such holder on all matters on which shareholders are generally entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Shares, as such, shall not be entitled to vote on any amendment to these Articles, including any certificate of designations relating to any series of Preferred Shares (each hereinafter referred to as a "Preferred Shares Designation"), that relates solely to the terms of one or more outstanding series of Preferred Shares, if the holders of such affected class of shares or series are entitled, either separately or together with the holders of one or more other such class or series, to vote thereon pursuant to these Articles (including any Preferred Shares Designation).   Dividends. Subject to the rights of the holders of any outstanding series of Preferred Shares, the holders of the Common Shares are entitled to such dividends as the directors of the Corporation may declare from time to time on the Common Shares, in their absolute discretion, in accordance with applicable law. Any such dividends are payable by the Corporation as and when determined by the directors of the Corporation, in their absolute discretion. The directors may determine whether any such dividend is payable in money or property or by issuing fully paid shares of the Corporation. Liquidation.   Upon the dissolution, liquidation or winding up of the Corporation, or any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs, subject to the rights of the holders of any outstanding series of Preferred Shares, the holders of Common Shares shall be entitled to receive the remaining property and assets of the Corporation available for distribution to its shareholders ratably in proportion to the number of Common Shares held by them. 8. The issue, transfer or ownership of shares is/is not restricted and the restrictions (if any) are as follows. If none, enter "None": Not applicable. 9. Other provisions, if any. Enter other provisions, or if no other provisions enter “None”: None. BCA - Restated Articles of Incorporation - LI-CYCLE HOLDINGS CORP. - OCN:5051214 - July 18, 2024 The endorsed Restated Articles of Incorporation are not complete without the Certificate of Restated Articles of Incorporation. Certified a true copy of the record of the Ministry of Public and Business Service Delivery. Director/Registrar, Ministry of Public and Business Service Delivery Page 3 of 4

10. The corporation confirms that these restated articles of incorporation set out, without any changes, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation and any amendments to them. The articles have been properly executed by the required person(s). BCA - Restated Articles of Incorporation - LI-CYCLE HOLDINGS CORP. - OCN:5051214 - July 18, 2024 The endorsed Restated Articles of Incorporation are not complete without the Certificate of Restated Articles of Incorporation. Certified a true copy of the record of the Ministry of Public and Business Service Delivery. Director/Registrar, Ministry of Public and Business Service Delivery Page 4 of 4